EXHIBIT 10.3

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

OPC-PINTAR RESIDENTIAL PROPERTIES, LLC

A Delaware Limited Liability Company

As of [—], 2014

THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE BEEN (I) ACQUIRED FOR INVESTMENT; (II) ISSUED AND SOLD IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS OF VARIOUS STATES; AND (III) ISSUED AND SOLD IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) PROVIDED BY SECTION 4(2) OF THE 1933 ACT. THE SECURITIES CANNOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO (A) AN EFFECTIVE REGISTRATION UNDER THE 1933 ACT OR ANY TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE 1933 ACT; AND (B) EVIDENCE SATISFACTORY TO THE COMPANY OF COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE COMPANY SHALL BE ENTITLED TO RELY UPON AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

THE SALE OR TRANSFER OF THE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE MANAGING MEMBER OF THE COMPANY AND MAY BE REVIEWED UPON REQUEST. BY ACCEPTANCE OF SECURITIES, THE OWNERS HEREOF AGREES TO BE BOUND BY THE TERMS OF THIS OPERATING AGREEMENT.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

OPC-PINTAR RESIDENTIAL PROPERTIES, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of OPC-Pintar Residential Properties, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of this [—] day of [—], 2014 (the “Effective Date”), by and between OPC Residential Properties, L.P., a Delaware limited partnership (“OPC”), Pintar Investment Company, LLC, a California limited liability company (“Pintar”), and OPC REIT Management, LLC, a Delaware limited liability company (“Advisor”). OPC, Pintar and Advisor are collectively referred to herein as the “Parties,” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into a joint venture to acquire, own and manage a portfolio of single family residences located in Southern California, Nevada and Arizona; and

WHEREAS, the Parties desire to enter into the Agreement and to set forth their respective rights, duties and responsibilities with respect to the Company.

NOW, THEREFORE, the mutual promises, obligations and agreements contained herein for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, each of the following terms, when used in the singular or plural form, shall have the meaning hereinafter provided:

“Accrual Period” shall mean (i) with respect to the QDII Average Annual Return, the period from the date that capital was initially invested in OPC REIT by the QDII through the last day of the most recent calendar year-end, and (ii) with respect to the US L.P. Average Annual Return, the period from the date that capital was invested in OPC REIT by the US L.P. through the last day of the most recent calendar year-end.

“Allocation Period” means (i) the period commencing on the date hereof and ending on December 31, 2014, (ii) any subsequent twelve (12) calendar month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article 7 hereof.

“Pintar Acquisition Fee” has the meaning set forth in Section 10.1 hereof.

“Advisor” shall mean OPC REIT Management, LLC, a Delaware limited liability company.

“Advisor Acquisition Fee” has the meaning set forth in Section 10.2 hereof.

“Affiliate” means, with respect to any Person, an Person controlling, controlled by or under common control with such original Person, or any Person or Entities that constitute a beneficial owner or owners of such original Person, or of an interest in such original Person. For purposes of this Agreement, “control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and decision-making of such Person, together with the possession of direct or indirect equity or beneficial ownership interests in at least fifty percent (50%) of the profits and voting interests of any Person.

“Agreed Applicable Tax Rate” shall mean the highest effective marginal U.S. federal income tax rate at which distributions by OPC REIT to its common stockholders would be taxed, taking into account the character of the distributions as either ordinary or capital gain income or as a nontaxable return of capital. Such effective rates shall also take into account the tax classification of the ultimate beneficial holders of the common stock of OPC REIT, including whether such beneficial holders have properly claimed the benefit of a double tax treaty between the United States and such beneficial holder’s country of residence. OPC REIT will be provided information regarding the tax status of each ultimate beneficial holder for purposes of complying with the appropriate U.S. income tax withholding requirements and such other information as OPC REIT may require to determine the Agreed Applicable Tax Rate. If this information is not made available to OPC REIT then OPC REIT and Advisor will use the highest effective marginal U.S. tax rate associated with the character and type of income distributed.

“Agreement” means this Limited Liability Company Operating Agreement of OPC-Pintar Residential Properties, LLC, a Delaware limited liability company.

“Annual Return” means a non-compounded, annual return, calculated on the basis of simple interest, which:

(i)	with respect to the QDII, means (x) (the capital contributions of the investors in the QDII, plus the cumulative cash distributions paid to the investors in the QDII, multiplied by the period (measured in calendar days) from the date that the an investor initially acquired shares of the QDII through the liquidation of the QDII, multiplied by 10%), divided by (y) (365); and

(ii)	with respect to the US L.P., means (x) (the capital contributions of the investors in the US L.P., plus the cumulative cash distributions paid to the investors in the US L.P., multiplied by the period (measured in calendar days) from the date that the an investor initially acquired interests in the US L.P. through the liquidation of the US L.P., multiplied by 10%), divided by (y) (365).

“Asset Management Fee” has the meaning set forth in Section 10.1(b) hereof.

“Asset Management Catch-Up Fee” has the meaning set forth in Section 10.1(c) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Book Depreciation” means, for any asset of the Company for an Allocation Period, the product of (i) depreciation or amortization for such asset for federal income tax purposes for such Allocation Period and (ii) the quotient obtained by dividing the Book Value of such asset by its adjusted tax basis, as of the beginning of such Allocation Period, provided that if such asset has a zero adjusted tax basis, “Book Depreciation” means the amount determined under any reasonable method selected by the Members.

“Book Value” means, for any asset of the Company, the adjusted basis of such asset for federal income tax purposes, as adjusted pursuant to Section 6.7, less the aggregate amount of Book Depreciation in respect of such asset, provided that the Book Value as of the Effective Date of the Initial Capital Contributions are set forth in

“Capital Account” has the meaning set forth in Section 6.3 hereof.

“Capital Contributions” means, with respect to any Member, the amount of money and the Gross Asset Value at the time of contribution of any property (other than money) contributed to the Company, with respect to the Membership Interest held by such Member, pursuant to the terms of this Agreement.

“Capital Reserve” means the reserve fund to be held by the Company to cover the immediate third party costs required of the Company in connection with the Purchase Agreement and the development of the Properties described in Section 6.8 below in the manner reasonably determined by Managing Member.

“Cause” means (i) fraud, criminal conduct, willful misconduct, or gross negligence by Pintar, (ii) a material breach of this Agreement by Pintar, which breach shall continue uncured for a period of 30 days after Pintar receives written notice thereof specifying such breach and requesting that such breach be remedied in such 30-day period, (iii) the commencement of any voluntary or involuntary proceeding relating to the Pintar’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or Pintar authorizing or filing a voluntary bankruptcy petition, (iv) the legal dissolution of Pintar, (v) Jeffrey Pintar ceasing to be employed by Pintar or the Company producing less than 90% of the Company’s Operating Budget NOI for 3 out of the last 4 quarters.

“Certificate” means the Certificate of Formation of the Company, duly filed with the Secretary of State of the State of Delaware, as amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to specific sections of the Code shall be deemed to refer also to corresponding provisions of any succeeding law.

“Company” means OPC-Pintar Residential Properties, LLC, a Delaware limited liability company. In addition, with respect to ownership and operation of the Properties and operation of the business of the Company, references to the “Company” also shall include the Entities that own the Properties, as the context may permit or require.

“Cost of Investment” means with respect to acquisition of a Property or Properties by the Company, the amount actually paid or allocated to fund such acquisition, inclusive of expenses associated with the making of such acquisition and any debt attributed thereto.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended.

“Disabling Event” means the dissolution of a Member (when not followed by a reconstitution thereof) or the Bankruptcy of a Member.

“Distributions” has the meaning set forth in Section 8.2 hereof.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Extraordinary Event” means any sale, directly or indirectly, (other than a negotiated sale of one or more Properties then remaining specifically contemplated by any other provision of this Agreement), exchange, condemnation (or conveyance in lieu thereof), conversion, damage, or destruction of all or any portion of the Properties (other than any such events relating to Company tangible property and fixtures that, in the aggregate, involve property having a book value to the Company of less than $[50,000]).

“Extraordinary Event Proceeds” means the amount by which any cash proceeds (including, without limitation, insurance proceeds, recoveries, damages and awards) received or collected by the Company from any Extraordinary Event (including, without limitation, any payments and interest income received by the Company from the collection or sale of any promissory notes or other evidences of indebtedness) exceeds (a) any closing, debt service or repayment and other costs and expenses incurred or required to be paid by the Company in connection with any such Extraordinary Event, (b) the amount of such proceeds used by the Company for restoration and repair in the event of any damage or destruction to the Properties or any portion thereof, and (c) the amount of such proceeds applied to fund any reserves contemplated by the then-current Operating Budget or such additional reserves as the Advisor deems appropriate. Notwithstanding the foregoing, the term “Extraordinary Event Proceeds” shall not include Net Sales Proceeds or Net Financing Proceeds.

“Fiscal Year” has the meaning set forth in Section 13.6 hereof.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any one or more of the United States of America, any state, county, city or other political subdivisions which exercises jurisdiction over the Members, the Company or the Properties and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

“Governmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of any Governmental Authority, including, without limitation, those relating to the environment, health and safety or handicapped persons.

“Gross Asset Value” means, with respect to any asset, as of any date of determination, the gross fair market value of such asset on such date, as determined by the Members. The Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of such asset on the date of distribution as determined by the Members.

“Hypothetical Capital Account” means a separate hypothetical capital account that is established for each Member and for each Property to which are debited or credited Capital Contributions, distributions, and allocations to the Members of Net Profits, Net Losses, and items of income, gain, loss, and deductions with respect to such Property, and is otherwise maintained in a manner consistent with the definition of “Capital Account,” as set forth in Section 6.3.

“Liquidation Proceeds” means all cash held by the Company at the time of the happening of a dissolving event described in Section 20.1 hereof and all cash received by the Company after the happening of such dissolving event (irrespective of whether such cash was or would otherwise have been considered Net Cash Flow, Extraordinary Event Proceeds, Net Sales Proceeds, or Net Financing Proceeds under the terms of this Agreement).

“Major Decisions” means the items described as Major Decisions in Section 9.5 hereof.

“Managing Member” has the meaning set forth in Section 9.1 hereof.

“Member” means OPC, Pintar and Advisor or the permitted successor or assign of either thereof, individually, and “Members” means OPC, Pintar and Advisor and their respective permitted successors or assigns, collectively.

“Membership Interest” means a Member’s entire interest in the Company, including the right to participate in the management of the business and affairs of the Company, and the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Delaware Act. Each Member’s initial Membership Interest in the Company is expressed on Schedule A to this Agreement. To the extent the Members’ Membership Interests changes and Members are added or withdraw, such changes will be reflected in the Company’s books and records without the requirement of amending this Agreement.

“Minimum Gain Attributable to Partner Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulations section 1.704-2(i)(3), (4) and (5).

“Net Cash Flow” means, for any given period, all receipts from the conduct of the business of the Company for such period, from whatever source derived, which are available for distribution by the Company following (a) the payment of all approved operating, debt service and capital expenses of the Company, including without limitation, all Pintar Acquisition Fees, Advisor Acquisition Fees and annual Asset Management Fees, and (b) the establishment or replenishment, as deemed reasonably necessary by the Advisor, of reserves for taxes, debt service, maintenance, repairs and other expenses and other working capital requirements of the Company or for contingent and unforeseen liabilities of the Company.

“Net Financing Proceeds” means the amount by which any cash proceeds received by the Company from any loan exceeds the following amounts (a) the amount required as a result of such new loan to be paid by the

Company in reduction or satisfaction of prior loans or liens upon any Property or all of the Properties then remaining, (b) any closing costs incurred or required to be paid by the Company in connection with such loan, (c) the amount of any such proceeds applied to fund any reserves contemplated by the then current Operating Budget or, as approved by the Advisor, to fund any such additional reserves as the Advisor deems appropriate, and (d) the amount of any such proceeds applied, to the extent authorized by the Advisor, to fund any capital improvements of the Company’s property.

“Net Profit” and/or “Net Loss” means, for each Allocation Period, the Company’s taxable income or taxable loss for such Allocation Period as determined under section 703(a) of the Code and Treasury Regulation § 1.703-1. For this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 702(a) of the Code shall be included in taxable income or taxable loss, but with the following adjustments:

(a) any income realized by the Company during such Allocation Period that is exempt from federal income tax shall be taken into account in computing such taxable income or taxable loss as if it were taxable income;

(b) any expenditures of the Company described in section 705(a)(2)(B) of the Code for such Allocation Period, including any items treated under Treasury Regulation § 1.704-1(b)(2)(iv)(i) as items described in section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items;

(c) Book Depreciation for such Allocation Period shall be taken into account in computing such taxable income or taxable loss in lieu of any depreciation or amortization to which the Company is entitled for such Allocation Period with respect to any item of property that has been contributed by a Member to the Company;

(d) any adjustment in the Book Value of any asset of the Company pursuant to Section 6.7 shall be taken into account as gain or loss from the disposition of such asset; and

(e) any item of income, gain, loss or deduction that is required to be allocated to the Members other than under Section 7.1 hereof shall not be taken into account in computing such taxable income or taxable loss.

If the Company’s taxable income or taxable loss for such Allocation Period, as adjusted in the manner provided in clauses (a) through (d) above, is a positive amount, such amount shall be the Company’s Net Profit for such Allocation Period; and if negative, such amount shall be the Company’s Net Loss for such Allocation Period.

“Net Sales Proceeds” means the amount by which the gross cash proceeds from the sale of any Property or all of the Properties then remaining exceed (a) the amount required to be paid by the Company in reduction or satisfaction of prior secured or unsecured loans or liens or other liabilities incurred in connection with such Property or the Properties, and (b) actual closing costs payable in connection with such sale.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations section 1.704-2(b)(1).

“Notice” has the meaning set forth in Section 21.2 hereof.

“Offeror” has the meaning set forth in Section 18.1 hereof.

“OPC REIT” shall mean OPC Residential Properties Trust, Inc., a Maryland corporation which intends to elect to be taxed as a real estate investment trust and the general partner of OPC.

“Operating Budget” means a statement to be prepared by the Managing Member or the property manager and to be approved by the Members setting forth, by line item, the estimated receipts and expenditures (capital, operating and other) of the Company for the period covered by such statement and an estimate of the Properties’ Net Cash Flow for each full or partial calendar month during the period covered by such statement. In general, the

Operating Budget shall include a line-item presentation of the income and expenses of the Company. Only one “Operating Budget” shall be in effect for any given time period. The Operating Budget is further described in Section 9.8 hereof.

“Operating Revenues” means as to any Allocation Period or portion thereof the total revenues, determined on an accrual basis, of the Company other than (i) Net Sales Proceeds or Liquidation Proceeds; (ii) the proceeds of any loans (including, without limitation, Net Financing Proceeds); and (iii) Capital Contributions to the Company.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Person” means any person, corporation, limited liability company, partnership (general, limited, limited liability or limited liability limited), joint venture, association, joint stock company, trust or other business entity or organization.

“Pintar Acquisition Fee” has the meaning set forth in Section 10.1.

“Promote” means an amount equal to: 22.50% multiplied by the After Tax Residual Profit (defined below).

(i)	“After Tax Residual Profit” equals the Residual Profit (defined below) multiplied by a fraction the numerator of which is (1 - Agreed Applicable Tax Rate) and the denominator is the sum of (i) the Agreed Applicable Tax Rate multiplied by the Applicable Percentage (defined below) and (ii) (1 - Agreed Applicable Tax Rate).

(ii)	“Residual Profit” equals the (i) the Residual Cash, less (ii) all Asset Management Fees and Asset Management Catch-Up Fees and other costs and expenses payable upon liquidation by OPC REIT, the QDII and US L.P. (excluding any promote interests paid upon liquidation), less (iii) amounts accrued or paid to the holders of any shares of preferred stock of OPC REIT in accordance with the terms of such preferred shares, less (iv) the sum of the U.S. taxes, using the Agreed Applicable Tax Rate that would be attributable to such fees, costs and expenses that are expected to be non-deductible in computing the After Tax Residual Profit and the U.S. taxes using the Agreed Applicable Tax Rate that would be payable on the 10% Annual Return (as contemplated by Section 10.1(a)).

(iii)	“Applicable Percentage” is the percentage of the After Tax Residual Profit paid to any party that is not expected to be tax deductible for U.S. tax purposes.

“Properties” shall mean the real property and all improvements located thereon acquired, directly or indirectly, and/or developed by the Company or any Person controlled by the Company on or after the Effective Date, any one of which is a “Property.”

“Purchase Closing Date” has the meaning set forth in Section 18.3 hereof.

“Purchase Notice” has the meaning set forth in Section 18.1 hereof.

“Purchase Price” has the meaning set forth in Section 18.1 hereof.

“Purchase Procedure” has the meaning set forth in Section 18.1 hereof.

“QDII Average Annual Return” shall mean: ((i) the portion of the NAV of OPC REIT allocable to the capital contributions of the QDII to OPC REIT as of the end of the Accrual Period, plus the cumulative cash distributions paid to the QDII by OPC REIT during the Accrual Period, less the estimated U.S. taxes associated with such distributions determined based upon applying the Agreed Applicable Tax Rate, minus the issue price of the shares of the QDII, divided by (ii) the issue price of the shares of the QDII), divided by (the number of days in the Accrual Period), multiplied by (365).

“QDII” means the HFT-Industrial Bank-CITIC Securities QDII One-To-Many Asset Management Plan.

“Return Hurdle” has the meaning set forth in Section 10.1(b).

“Treasury Regulation” means the Federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

“US L.P.” means OPC Residential Properties Investor, L.P., a Delaware limited partnership.

“US L.P. Average Annual Return” shall mean: ((i) the portion of the NAV of OPC REIT allocable to the capital contributions of the US L.P. to OPC REIT at the end of the Accrual Period, plus the cumulative cash distributions paid by OPC REIT to the US L.P. during the Accrual Period, less the estimated U.S. taxes associated with such distributions determined by applying the Agreed Applicable Tax Rate, minus the issue price of the limited partnership interests of the U.S. LP, divided by (ii) the issue price of the limited partnership interests of the US L.P.), divided by (the number of days in the Accrual Period), multiplied by (365).

“Vertical” means Vertical Real Estate Services, Inc., a California corporation.

ARTICLE 2

FORMATION OF LIMITED LIABILITY COMPANY; INVESTMENT REPRESENTATIONS

2.1 Formation. The Company constitutes a limited liability company formed pursuant to, and governed by, the Delaware Act and other applicable laws of the State of Delaware.

2.2. Investment Representations. Each Member represents and warrants as to the following:

(a) That the Company will not register the issuance of the Membership Interests under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Member’s representations, warranties, and agreements contained in this Agreement.

(b) Each Member (i) is acquiring its Membership Interest for its own purpose, with the intention of holding the Membership Interest for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Membership Interest, and (ii) will not make any sale, transfer, or other disposition of the Membership Interest without registration under the 1933 Act and the State Acts unless an exemption from registration is available under the 1933 Act and the State Acts.

(c) Each Member is (i) familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase, (ii) fully aware of the risks involved in making an investment of this type, and (iii) is capable of evaluating the merits and risks of this investment. Each Member acknowledges that, prior to executing this Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company, and, to the extent it believes necessary in light of its knowledge of the Company’s affairs, it has asked these questions and received satisfactory answers.

(d) The investment that the Member is undertaking corresponds with the nature and size of its present investments and net worth, and the Member can financially bear the economic risk of this investment, including the ability to afford holding the Membership Interest for an indefinite period or to afford a complete loss of this investment.

(e) The Member has not received any tax advice from the Managing Member or the Company regarding the federal, state or other tax consequences of the Member’s ownership or disposition of a Membership Interest.

2.3 Organizer Release. The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Members hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from its actions or conduct in such capacity.

ARTICLE 3

NAME AND PRINCIPAL OFFICE OF COMPANY; STATUTORY COMPLIANCE

3.1 Name. The name of the Company is OPC-Pintar Residential Properties, LLC.

3.2 Principal Office and Place of Business. The principal office of the Company is located at c/o 10250 Constellation Boulevard, Suite 2770, Los Angeles, California 90067, or at such other place as the Advisor may from time to time designate after giving written notice of such designation to the Members. The initial registered agent for service of process at the registered office of the Company is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808. The initial registered office of the Company is located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808.

3.3 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the internal laws of the State of Delaware, without reference to the conflicts of laws or choice of law provisions thereof. The Advisor, on behalf of the Members, shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Advisor shall, when required, file such amendments to, or restatements of, the Certificate, and such other documents and instruments, in such public offices in the State of Delaware or elsewhere as the Advisor Member deems advisable to give effect to the provisions of this Agreement and the Certificate, to respect the formation of and the conduct of business by, the Company, and to preserve the character of the Company as a limited liability company.

ARTICLE 4

PURPOSE OF COMPANY; USE OF COMPANY ASSETS; TITLE TO PROPERTY

4.1 Company Purposes. The sole purposes of the Company shall be (a) to acquire, own, renovate , operate, lease, manage, finance, refinance, sell, exchange, and dispose of, or otherwise deal with, directly or indirectly, real estate consisting of single-family residences and any personal property incidental thereto; (b) to form other limited liability companies, limited partnerships or other legal entities as from time to time are determined to be necessary to own or lease real property consisting of single-family residences; (c) to maximize the return of the capital invested in the Company by the Members, and (d) engage in any lawful activity and exercise all powers which may be legally exercised by limited liability companies under the Delaware Act necessary, customary or incident to the foregoing purposes.

4.2 Use of Assets. The Members shall use the Company’s assets solely for the benefit of the Company. No assets of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

4.3 Title to Property. All real and personal property owned by the Company shall be owned by the Company and, insofar as permitted by applicable law, no Member shall have any ownership interest in such property in its individual name or right and each Member’s interest in the Company shall be personal property for all purposes.

ARTICLE 5

TERM OF COMPANY

The term of the Company commenced upon the filing for record of a Certificate of Limited Liability Company for and on behalf of the Company with the Secretary of State of the State of Delaware, and shall continue until the Company is dissolved, liquidated or terminated pursuant to the terms of this Agreement.

ARTICLE 6

CAPITAL OF COMPANY

6.1 Capital Contributions. As of the Effective Date, the Members have contributed the amounts to the capital of the Company for the purpose of capitalizing the Company as set forth on Schedule A hereto. Schedule A hereto shall be amended from time to time to the extent necessary to reflect accurately Capital Contributions or similar events having an effect on the Membership Interests of the Members.

6.2 Additional Capital Contributions.

(a) Pintar agrees to make Capital Contributions in an amount equal to 2.0% of the aggregate amount invested in the Company with OPC providing the remaining 98.0%. (b) Except as otherwise provided in this Agreement or by applicable law, the Members shall have no obligation to make any additional Capital Contributions or loans to the Company.1

6.3 Capital Accounts. A separate capital account (each a “Capital Account”) shall be maintained for each Member, and the balance of such Capital Account, as of the end of each Allocation Period, shall be the sum of the following amounts:

(a) the Capital Account balance of such Member as of the Effective Date, plus the aggregate amount of cash that has been contributed to the capital of the Company by such Member after the Effective Date and on or prior to the end of such Allocation Period; plus

(b) the Gross Asset Value (as of the date of contribution) of any property that has been contributed by such Member to the capital of the Company on or prior to the end of such Allocation Period; plus

(c) the aggregate amount of the Company’s Net Profit for all Allocation Periods ending on or prior to the end of such Allocation Period that has been allocated to such Member pursuant to Section 7.1 hereof; plus

(d) the aggregate amount of items of income or gain for all Allocation Periods ending on or prior to the end of such Allocation Period that has been allocated to such Member other than pursuant to Section 9.1 hereof; minus

(e) the aggregate amount of the Company’s Net Loss for all Allocation Periods ending on or prior to the end of such Allocation Period that has been allocated to such Member pursuant to Section 7.1 hereof; minus

(f) the aggregate amount of items of deduction or loss that has been, or is required to be, allocated to such Member pursuant to Sections other than pursuant to Section 7.1 hereof for all Allocation Periods ending on or prior to the end of such Allocation Period; and minus

(g) the aggregate amount of cash and the Gross Asset Value (as of the date of distribution) of all other property that has been distributed to such Member by the Company on or prior to the end of such Allocation Period.

The Capital Accounts of the Members as of the Effective Date are as set forth in Section 6.1. A Member’s Capital Account shall also be increased or decreased as of such date to reflect any items in Treasury Regulations Section 1.704-1(b)(2)(iv) that are required to be reflected in such Member’s Capital Account under such Regulations and which are not otherwise taken into account in computing such Capital Account under this Section 6.3.

6.4 Interest On and Return of Capital. No Member shall be entitled to any interest on such Member’s Capital Contributions or on such Member’s contributions to the capital of the Company, and except as otherwise provided in Articles 8 and 20 hereof, no Member shall have the right to demand or to receive the return of all or any part of such Member’s Capital Account or of such Member’s contributions to the capital of the Company. The Members’ Capital Contributions may be held in interest-bearing accounts and all interest earned on the Capital Contributions shall be held for the benefit of the Company.

6.5 No Third-Party Rights. Nothing contained in this Article 6 nor any other provision of this Agreement shall be construed to create any rights or benefits in any Person, other than the Members, and their respective legal representatives and permitted transferees, successors and assigns, subject to the limitations on transfer contained herein.

6.6 Negative Capital Accounts. No Member shall be required to make up a negative balance in such Member’s Capital Account.

6.7 Adjustment of Book Value. Upon (i) the admission of a person (other than a transferee) as a new Member; (ii) the distribution by the Company of money or property to a Member in consideration of the retirement of all or a portion of such Membership Interest; (iii) any Capital Contribution by one or more, but fewer than all, of the Members; (iv) the liquidation of the Company, the Book Values of the assets of the Company shall be adjusted to equal their respective Gross Asset Value, provided that such adjustments shall be made, in the case of the events described in clauses (i), (ii) and (iii), only to the extent that the Members reasonably determine that such adjustments are necessary or appropriate to reflect the Membership Interests of the Members.

6.8 Capital Reserve. From and after the execution of this Agreement (and until the Advisor decides otherwise), the Members shall fund capital contributions sufficient to maintain a sufficient capital reserve in order to provide funds for use by the Company for immediate third party costs required of the Company in connection with the renovation of the Properties, including, but not limited to, governmental permits and repairs to the Properties.

ARTICLE 7

ALLOCATION OF PROFITS AND LOSSES

7.1 General Allocations.

(a) Net Profits and Net Losses. Except as provided in Section 7.1(c), the Company’s Net Profit and Net Loss, if any, for each Allocation Period shall be allocated to the Members, in proportion to their respective Percentage Interests.

(b) Notwithstanding anything to the contrary in Section 7.1(a), no Member shall be allocated any Net Loss for any Allocation Period pursuant to Section 7.1(a) to the extent that such allocation would result in such Member having an Adjusted Capital Account Deficit as of the end of such Allocation Period and the other Member having a positive Capital Account balance at the end of such Allocation Period. Any Net Loss not allocated to a Member pursuant to the preceding sentence shall be allocated to the other Member until its Capital Account balance has been reduced to zero, provided that, notwithstanding anything to the contrary in Section 7.1(a), any Net Profit for any subsequent Allocation Period that would have been allocated to Member to which Net Loss would have been allocated but for the effect of the first sentence of this Section 7.1(b) shall be allocated to the other Member to the extent of the excess of (i) the aggregate amount of Net Loss allocated to such other Member pursuant to the first sentence of this Section 7.1(b) over (ii) the aggregate amount of Net Profit previously allocated to such other Member pursuant to this sentence.

(c) (i) In the event of a sale (directly or indirectly), exchange, condemnation (or conveyance in lieu thereof) or other disposition of a Property, the Company’s Net Profit from such event, if any, shall be allocated, on a Property by Property basis, among the Members in a manner that causes each Member’s Hypothetical Capital Account balance for such Property to be increased to an amount equal to (x) zero or (y) such Member’s share of the Book Value of any remaining portion of such Property over such amount to be distributed to the Members (in the case of a partial sale of such Property), after taking into account the proposed distribution of Net Sales Proceeds or Extraordinary Event Proceeds (as appropriate), both with respect to such disposed of Property or portion thereof (if such distribution has not been made before the date of this allocation).

(ii) In the event of a sale (directly or indirectly), exchange, condemnation (or conveyance in lieu thereof) or other disposition of a Property, the Company’s Net Loss from such event, if any, shall be allocated, on a Property by Property basis, first, among the Members with positive Hypothetical Capital Account balances for such Property in a manner that causes each Member’s Hypothetical Capital Account balance for such Property to be decreased to an amount equal to (x) zero or (y) such Member’s share of the Book Value of any remaining portion of such Property over such amount to be distributed to the Members (in the case of a partial sale of such Property), after taking into account the proposed distribution of Net Sales Proceeds or Extraordinary Event Proceeds (as appropriate), both with respect to such disposed of Property (if such distribution has not been made before the date of this allocation); and, any remaining amounts shall be allocated to the Members in accordance with their relative Percentage Interests.

7.2 Compensation and Fees. Compensation and fees payable to a Member or an Affiliate of a Member hereunder or under separate agreements shall not be deemed to be distributions from the Company. However, if any compensation, fee, or other amount payable by the Company to a Member or any Affiliate of a Member is determined on audit by the Internal Revenue Service to be a distribution from the Company, then the applicable Member shall be given a special allocation of gross income in the amount of such distribution.

7.3 Allocable Cash Basis Items. Any “allocable cash basis item” of the Company (as defined in section 706(d) of the Code) for any Allocation Period that is required to be allocated to the Members in the manner provided in Section 706(d) of the Code shall be allocated to the Members in the manner so required.

7.4 Qualified Income Offset. Notwithstanding any provision hereof to the contrary, if any Member unexpectedly receives in any Allocation Period any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if such Member has an Adjusted Capital Account Deficit as of the last day of such Allocation Period, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain, including gross income) for such Allocation Period (and, if necessary, for subsequent Allocation Periods) shall be allocated to such Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

7.5 Minimum Gain Chargeback; Nonrecourse Deductions.

(a) Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Allocation Period, each Member shall be specially allocated items of the Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 7.5(a) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as otherwise provided in Treasury Regulations Section 1.704-2(i), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Allocation Period, each Member with a share of Minimum Gain Attributable to Partner Nonrecourse Debt shall be specially allocated items of the Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 7.5(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions for any Allocation Period shall be allocated to the Members in proportion to their respective Percentage Interests in accordance with Treasury Regulations Section 1.704-2(b)(1).

(d) Partner Nonrecourse Deductions for any Allocation Period shall be allocated 100% to the Member that bears the economic risk of loss (as defined in Treasury Regulations Section 1.704-2(b)) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

7.6 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Period which is in excess of the sum of (i) the amount such Member is obligated to restore (whether pursuant to this Agreement or as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(c), and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.6 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 9 have been tentatively made as if Section 7.4 and this Section 7.6 were not in this Agreement.

7.7 Curative Allocations. The allocations set forth in Sections 7.4 through 7.6 are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(b). Subject to Section 7.9, the allocations in those provisions shall be taken into account in allocating other items of income, gain, loss, and deduction so that, to the maximum extent possible, the net amount of such allocations of other items and the allocations in such sections are equal to the net amount that would have been allocated to each of the Members had such allocations not occurred.

7.8 Section 704(c) Allocation. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, any item of income, gain, loss or deduction with respect to any asset contributed to the capital of the Company by any Member shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for income tax purposes and its initial Book Value. Any such item of income, gain, loss or deduction shall be allocated in a manner consistent with Treasury Regulations Section 1.704-3, applying the method allowed under paragraph (b) thereof, unless the Members agree to an allocation method allowed under Treasury Regulations Section 1.704-3(c) or (d). In the event the Book Value of any asset of the Company is subsequently adjusted, subsequent allocations of any income, gain, loss or deduction with respect to such asset shall be determined using the principles specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and shall take account of any variation between the adjusted basis of the asset to the Company for income tax purposes and its Book Value (excluding any portion of such variation subject to the first sentence of this Section 7.8) in the manner required under Treasury Regulations Section 1.704-1(b)(4)(i).

7.9 Fractions Rule Compliance. Notwithstanding anything else contained in this Agreement, the allocations contained in this Agreement are intended to comply with the requirements of Section 514(c)(9)(E) of the Code and Treasury Regulations Section 1.514(c)-2 (the “Fractions Rule”) and shall be interpreted consistently therewith. The Members shall cooperate with each other in good faith to agree to allocations that will comply with the Fractions Rule.

7.10 Certain Tax Matters.

(a) Subject to Section 7.3, for federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, each item of income, gain, loss and deduction of the Company shall be allocated in the same manner as described in Sections 7.1 through 7.9. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the Managing Member in a manner that reasonably reflects the purpose and intent of this Agreement.

(b) No Member shall permit the Company to elect, and the Company shall not elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3(a) or under any corresponding provision of state or local law.

7.11. Overriding Allocations. Notwithstanding the provisions of Section 7.1 (but subject to Sections 7.2 through 7.9), Net Profits (or, to the extent necessary, items of gross income) and Net Loss (or, to the extent necessary, items of gross deduction or loss) from the sale (directly or indirectly), exchange, condemnation (or conveyance in lieu thereof) or other disposition of all or any portion of the Properties, to the extent necessary or appropriate, shall be allocated in a such a manner as to result in liquidating distributions pursuant to Section 20.2 being made to the Members in accordance with the methodology contemplated by Section 8.2. This Section 7.11 is subject to Section 7.9 in all respects, and to the extent this Section 7.11 is inconsistent with Section 7.9, Section 7.9 shall prevail.

ARTICLE 8

DISTRIBUTION OF COMPANY PROPERTY

8.1 Net Cash Flows. Subject to the provisions of Section 20.2 hereof, Net Cash Flow shall be distributed by the Company within 30 calendar days after the same are received or collected by the Company (or sooner, in the discretion of the Members) as follows:

(a) First, to OPC and Pintar, on a pari passu basis, until OPC receives an amount which, when ultimately distributed by OPC REIT to the QDII and the US L.P., represents, on an after-tax basis: (i) a 100% return of the QDII’s and the US L.P.’s respective capital contributions to OPC REIT, plus (ii) a 10.0% Annual Return on such capital contributions to the QDII and the US L.P., net of any cash reserves held by the QDII and the US L.P. (the “Distribution Hurdle”). In determining whether the Distribution Hurdle will be met on an after-tax basis, the cumulative distributions by OPC REIT to the QDII and the US L.P. will be reduced by U.S. taxes using the Agreed Applicable Tax Rate and take into account any other tax deductible expenditures incurred by the QDII and US L.P.

(b) Next, if there is sufficient cash and other assets available for distribution to meet the Distribution Hurdle, then, any remaining cash and assets (“Residual Cash”) will be distributed to Pintar, in an amount equal to the Promote; and the remainder to OPC.

8.2 Consent to Distributions. All distributions provided for herein (the “Distributions”) shall be made only as and when determined by the Members, consistent with the provisions of this Article 8.

8.3 Withholding. If the Code or applicable state law requires the Company to withhold any tax with respect to a distributive share of Company income, gain, loss, deduction or credit, or a distribution of cash or property, the Company shall withhold and pay the tax. If at any time the amount required to be withheld exceeds the amount that would otherwise be distributed to the Member to whom the withholding requirement applies, then that Member shall make a contribution to the Company equal to the excess of the amount required to be withheld over the amount, if any, that would otherwise be distributed to that Member and which is available to be withheld. Any amount withheld with respect to a Member shall be deducted from the amount that would otherwise be distributed to that Member but shall be treated as though it had been distributed to such Member.

ARTICLE 9

MANAGEMENT OF COMPANY

9.1 Managing Member. The management of the day-to-day business and affairs of the Company and the Properties, within the Operating Budget, shall be vested in the Managing Member, subject to the terms of Section 9.3 hereof regarding Major Decisions and any other provisions of this Agreement to the contrary. Pintar2 is hereby designated as the “Managing Member” of the Company. The Managing Member shall also be a Member for all purposes under this Agreement.

9.2 Managing Member’s Duties. The Managing Member shall be responsible for day-to-day operations of the Company. In particular, Managing Member shall be responsible for the good-faith performance of the following functions in a commercially-reasonable manner, consistent with the best interests of the Company, with the usual customs and practices in the geographic area in which the Properties are located, and with the usual customs and practices found in the management and operation of properties similar to the Properties, subject, however, to the constraints expressly imposed by the Operating Budget and the other provisions of this Agreement

(a) protect and preserve the titles and interests of the Company with respect to the Properties and other assets now or hereafter owned by the Company;

(b) assist the Advisor, and update on no less than a quarterly basis, in the design, and underwriting for the acquisition program for the Properties and assist the Advisor in devising and executing a target market business plan;

(c) subject to the terms of this Agreement, including, operate the Company within the Operating Budget and keep the Members informed of the status of the Operating Budget and performance within it;

(d) subject to the terms of this Agreement, cause the Company to complete the acquisition and development of any Property as approved by the Members;

(e) negotiate and, when approved by the Members, enter into and supervise the performance of all construction contracts and all other contracts covering the construction of any improvements or any repairs or alterations, but, except as expressly provided to the contrary herein, no such contract may be entered into, materially modified or amended or terminated unless Approved by the Members, and to supervise the performance of all contractors and subcontractors under all Construction contracts;

(f) provide the Members with periodic indications of the Managing Member’s perceptions of potential sales prices for all Properties and general views regarding the status of relevant real estate markets;

(g) keep all books of account and other records required by the Company, including vouchers, statements, receipted bills and original invoices and all other records, in such form as may be approved by the Advisor, covering all collections, disbursements and other data in connection with the Properties; preserve and store in a safe place all books, records and accounts of the Company for each Allocation Period for a period of seven years after the termination of such Allocation Period; permit the Members, or any person designated by any Member, on reasonable advance notice and at any reasonable time, to examine or audit the books, records and accounts relating to the Company, including, but not limited to, any asset or business of the Company, and on reasonable advance notice, exhibit such books, records and accounts to any person designated by any Member for that purpose, which accounts and records relating to the Properties, including all correspondence and leases, shall be the property of the Company, and upon any termination of the appointment of Pintar as Managing Member or the sale of the Properties, shall be surrendered to the Company;

(h) prepare and deliver, or cause to be prepared and delivered, to each of the Members (i) the reports of the state of the business and affairs of the Company which are described in Article 13 hereof, on the dates and with the frequency set out in Article 13 hereof, and (ii) such other reports as are required to be prepared pursuant to the terms of this Agreement or as any Member may reasonably request from time to time, all in accordance with the terms of this Agreement;

(i) facilitate and cooperate with, upon the request of the Advisor, an annual audit of the Company’s books to be made in accordance with the terms of Article 13 hereof by a recognized national firm of independent certified public accountants approved by the Advisor, and furnish each Member with a copy of such annual report, together with the related financial statements and tax returns described in Article 13 hereof, within 90 days after the close of each Allocation Period, but in no event later than the date required by the Company’s lenders or mortgagees or for the Members to file their own tax returns or reports in a timely manner;

(j) prepare and recommend to the Members for review and Approval, the Company tax returns at least two weeks prior to the required filing thereof, and, no less frequently than annually, the Operating Budget, and file said tax returns upon the Approval of the Members;

(k) retain or employ, subject to any vendor list approved by the Members, and coordinate the services of all contractors, architects, engineers, accountants, attorneys and other professional persons necessary or appropriate to carry out the business of the Company;

(l) pay from the funds of the Company all insurance premiums, debts and other obligations of the Company, including, without limitation, all construction loans and all other loans to the Company previously approved by the Members, payments and/or association fees payable to a property owner’s association, if applicable, and costs of construction, operation and maintenance of the Properties;

(m) maintain all funds of the Company in an account or accounts with such bank or banks chartered in the United States as may from time to time be approved by the Members;

(n) when permitted or required by this Agreement and/or otherwise approved by the Members, make distributions periodically to the Members in accordance with the provisions of this Agreement;

(o) subject to the provisions of this Agreement, operate, maintain, repair and otherwise manage the Properties, including, without limitation, assuring that any contractor performing work on the Properties furnishes satisfactory payment and performance bonding (unless the decision not to require either or both such bonds is approved by the Advisor), and maintain adequate workmen’s compensation insurance and insurance against liability for injury to persons and property caused by such contractor which Managing Member shall maintain in accordance with the requirements and specifications identified by Advisor and as set forth in Schedule C;

(p) during the term of this Agreement, comply promptly with all Governmental Requirements with respect to the ownership, development and operation of the Properties;

(q) perform any other obligations provided elsewhere in this Agreement to be performed by the Managing Member;

(r) supervise all matters coming within the terms of this Agreement, including direct observations, inspection and supervision of all construction and repairs during the progress thereof, final inspection of all completed work and approve bills for payment (and, in those connections, the Managing Member shall use its best efforts to obtain the necessary receipts, releases, waivers, discharges and assurances to keep the Properties free from mechanic’s liens, all other monetary liens, and other claims except as otherwise contemplated herein);

(s) subject to the terms of this Agreement, acquire, develop, maintain, manage and operate the Properties in an efficient manner and at all times provide the Company with the technical support needed to accomplish the goals of the Company;

(w) execute, on behalf of the Company, plats, service contracts, utility easements, and other ancillary documents necessary for the development and operation of the Properties; and direct, the business and affairs of any other Person that owns any of the Properties in a manner consistent with the authority granted herein;

(x) prepare an investment matrix for the new Property acquisition program, which will include at least the following information:

(i) Address, city, location;

(ii) building description;

(iii) market data, including demographic, employment trends, crime rates, local school, and analyses of comparable rental rates, expenses, building sales and land sales to support the financial analysis and underwriting; and

(iv) summary of acquisition terms along with cash flow and yield analysis.

Schedule B is the approved investment matrix for the acquisition program.

9.3 Expenditures. Except for expenditures made and obligations incurred which are permitted under the Operating Budget or which have been previously approved by the Members, the Managing Member shall not have any authority to make any expenditure or incur any obligation on behalf of the Company. Notwithstanding the foregoing, the Managing Member shall be authorized to take any action or to incur any cost, even though not consistent with the foregoing, if such cost or action is in good faith deemed reasonably necessary to respond to any bona fide emergency that requires immediate action (sooner than the Members can be reached) to preserve or protect life or the Properties or any portion thereof. In the event of any such emergency, the Managing Member shall give notice by telephone, telegram, facsimile or similar means of communication of such emergency to the Members as soon as possible. Such authority shall lapse and terminate upon the cessation of such emergency to a point where immediate action is no longer essential or upon receipt by the Managing Member of telephonic, telegraphic, facsimile or similar means of communication from any Member of its disapproval of the further actions proposed to be taken by the Managing Member with respect thereto.

9.4 Essential Expenses. In those cases in which the Members are unable to approve an Operating Budget, for whatever reason, notwithstanding any other provision contained herein to the contrary, the Company shall, to the extent funds are available, nevertheless always pay in a timely manner all taxes, property owners’ association dues and assessments, reasonably necessary insurance premiums, necessary utility charges and all debt payments. All such payments shall be deemed approved expenditures of the Company and the Managing Member shall be required to make them to the extent that the Company has provided adequate funds therefor.

9.5 Major Decisions. Notwithstanding anything in this Agreement to the contrary, no action shall be taken, monies expended, decision made or obligation incurred with respect to a matter within the scope of any of the Major Decisions set forth in this Section 9.5 unless such Major Decision has been unanimously approved in advance by the Members, or is expressly provided for in the Operating Budget. For purposes hereof, where Properties are owned by any Person other than the Company, which Person is controlled by the Company, references to actions by or on behalf of the Company shall include actions by or on behalf of such Person controlling the ownership or use of the Property. Major Decisions shall consist of:

(a) the establishment of and updating on no less than a quarterly basis of the underwriting and financial performance of the acquisition program for the Properties, devising and executing a target market business plan, and developing the systems necessary to underwrite and price the purchase of any Property; (b) the mortgaging or pledging of, or the placing of any encumbrance on, any property (other than items of personal property having an aggregate value of less than $[—]) of the Company or any part thereof, the granting of any options, rights of first refusal, rights of first offer, pledges, ground leases or security interests in connection therewith, the creation of any debt or financial obligation for the Company, or the creation of any debt, guaranty or financial obligation of a Member by the Company;

(c) approval for filing (except to the extent required by law) on behalf of the Company of any Federal, state or local income tax or information returns, or selecting or varying the Company’s depreciation or other tax accounting methods or elections, selecting or varying the Company’s accounting methods, changing the Fiscal Year of the Company, selecting an approved vendor list of architects, engineers, accountants, and attorneys, and other professional persons that may be used on the Properties by the Company, or making other decisions with respect to treatment of various transactions for bookkeeping or tax purposes;

(d) determining whether or not any change in the procedures set forth herein respecting distributions of any cash or property of the Company to the Members should be made;

(e) determining and approving the annual Operating Budget and any amendments thereto whereby Advisor is acting using its reasonable discretion;

(f) appointment or removal of any property managers provided to the Company by Vertical

(g) the arbitrating of, adjusting, settling or compromising of, or entering a confession of judgment with respect to, any claim, insurance claim, obligation, debt, demand, lawsuit, judgment or eminent domain proceeding by any person or Governmental Authority against the Company in any amount greater than $[—][Pintar to propose], unless otherwise expressly provided for in the Operating Budget (but no more than an aggregate of $[—] [Pintar to propose]in any calendar year) or entering any criminal confession or consent to any plea bargain or understanding with respect to the Company; provided, however, if a reasonable claim is made by or on behalf of the Company against one of the Members, then the joinder of the Member whom the claim is against shall not be required;

(h) the extension of credit to, or the execution of any loan, bond, guaranty, indemnity or accommodation endorsement relating to a debt or obligation of, another party (i.e., other than the Company);

(i) making an assignment for the benefit of creditors or filing a petition under Federal bankruptcy law or any state insolvency law;

(j) selling assets of the Company, or any single or group of Properties for a purchase price in excess of $[—] [Pintar to propose];

(k) merging or consolidating the Company with any other Person;

(l) the admission of new or substitute Members to the Company;

(m) any decision contrary to or not contemplated by the Operating Budget, including, without limitation, contrary decisions relating to the following:

(i) the acquisition of any real property, or any item of personal property at an aggregate cost in excess of $[—][Pintar to propose] , or any interest in either;

(ii) acquiring or prepaying interim or permanent financing for the Properties or any portion thereof;

(iii) making any expenditure or incurring any obligation for the Company which is [—]%[Pintar to propose] or more in excess of any budgeted line item for such expenditure in the applicable Operating Budget; provided, however, that the aggregate excess of expenditures that are individually less than [—]% in excess of any budgeted line item, and thus, not the subject of a Major Decision hereunder, shall not, for any consecutive 12-month period, exceed $[—][Pintar to propose] without Approval of the Members; and

(iv) entering into or materially amending any contract or agreement binding upon the Company that requires the expenditure by the Company of funds in excess of those contemplated by, or is otherwise inconsistent with, the Operating Budget;

(n) any decision respecting insurance (which shall be maintained in accordance with the requirements and specifications identified by Advisor and as set forth in Schedule C) and title insurance on all or any portion of the Properties, including, without limitation, the amounts and types of coverage and any required endorsements;

(o) other than as provided in the Operating Budget, obtaining, increasing, modifying, consolidating, refinancing or extending any loan or other obligation, whether secured or unsecured, affecting the Properties or the Company;

(p) consenting to any rezoning or subdivision of any Property or any other material change in the legal status thereof;

(q) granting easements or other property rights, except easements for utilities serving any Property exclusively;

(r) commencement of any action or proceeding to appeal ad valorem taxes on special assessments affecting the Properties;

(s) entering into, materially amending or terminating any contract or agreement binding upon the Company which provides for payments by the Company in excess of $[—] per month (or in excess of $[—] in the aggregate in any calendar year) or that is not terminable by the Company without cause or penalty on 30 days’ or less notice; and

(t) commission of any act which is in contravention of this Agreement or which would make it impossible to carry on the business of the Company.]

9.6 Meetings of Members. The Members shall meet weekly, unless the Advisor agrees that the meeting is unnecessary or that a different schedule is appropriate. Special meetings of the Members may be called by any Member on at least [five] Business Days’ prior written notice of the time and place of such meeting; provided, however, that such notice requirement shall be deemed waived if all the Members are present, in person or via teleconference, at the commencement of any such special meeting. Regular and special meetings shall be held at any place designated from time to time by the Members, including, but not limited to, meetings by telephone conference, but in the absence of such designation, meetings shall be held telephonically. Unless appointed representatives of each Member are present at a meeting, the meeting shall not be validly held. The Members shall appoint a secretary to keep written minutes of the meetings, copies of which shall be distributed by the secretary to each Member promptly following each meeting.

9.7 Action by Members. Any Major Decision or any other action required by the terms of this Agreement or applicable law to be approved or made by the Members may be taken only upon the unanimous affirmative vote or consent of the Members, either (a) at a validly-held meeting of the Members, or (b) through an executed written consent specifying the actions approved and to be taken. Each Member shall have only one vote for all such Major Decisions and actions.

9.8 Operating Budget.

(a) The Managing Member shall prepare and submit a proposed annual operating budget to the Members for the operation of the Properties and of the Company, which proposed annual operating budget shall be submitted by the Managing Member on or before November 1st of each calendar year and shall apply to the 12-month period beginning on January 1 of the next calendar year. Each proposed operating budget shall be updated quarterly and include projections, in reasonable detail, of Company receipts, required reserves, required expenditures and projected capital expenditures for the period covered thereby, and may provide for Company borrowing and for the addition to, or reduction in, any reserves maintained by the Company. Reserves for the operation of the Company shall be maintained in the amount of no greater than [30] days of anticipated operating expenses for the Properties. In providing for Company reserves in such operating budget, the Managing Member shall take into account the expectation of the Members that to the extent possible sufficient Net Cash Flow will be distributed to the Members to enable them to pay any and all U.S. tax liabilities incurred by reason of their investment in the Company, but the Managing Member shall always provide for sufficient reserves for operations established by the Members prior to distribution of any Net Cash Flow. The Members acknowledge and agree that, unless otherwise agreed to by the Members, the maximum debt ratio for any Property shall not exceed 70% (loan-to-value). The Members shall strive to maintain such loan-to-value ratio while this Agreement is in effect unless the Members shall approve a different loan-to-value ratio. Each proposed annual operating budget shall be reviewed, modified (if necessary), and, if acceptable to the Members, approved by Members within [45] calendar days after receipt by the Members (any approved operating budget, including any approved modification of any such budget, is herein called an “Operating Budget”). No material amendment shall be made to any Operating Budget without the Approval of the Advisor. Subject to the terms of Sections 9.3 and 9.4 hereof, until final Approval of a proposed operating budget has been given, Managing Member shall, to the extent practical, operate pursuant to the Operating Budget for the previous calendar year.

(b) For purposes of considering and Approving the Operating Budget, Managing Member shall prepare and timely provide to the Members any report or other information that any Member may reasonably request. The Members shall review the Operating Budget at each of the quarterly meetings of the Members and make any changes that the Member’s approve.

9.9 Removal of the Managing Member. Pintar may be removed from its position as Managing Member by Advisor and OPC for Cause at any time upon written notice to Pintar. In the event of such removal of Pintar from its position as Managing Member for Cause, OPC and Advisor shall have the right to appoint a replacement Managing Member. In the event of such removal, the provisions of Article 19 may be utilized by the other Members.

9.10 Managing Member Expenses. The Managing Member shall be responsible for all of its own overhead and general and administrative expenses, without reimbursement by the Company.

9.11 Exculpation; Indemnification.

(a) To the fullest extent permitted by applicable law, and except as otherwise provided in this Agreement, no Member, including the Managing Member in its role as such, shall be liable to the Company or to any other Member provided such Member acts in accordance with its duties and responsibilities hereunder and provided its acts or omissions are taken in good faith and within the scope of authority granted or reserved to such Member under this Agreement, and do not constitute fraud, gross negligence, or willful misconduct.

(b) To the fullest extent permitted by applicable law, each Member, including the Managing Member in its capacity as such, shall be indemnified, defended and held harmless by the Company from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever, incurred by such Member in its capacity as a Member or Managing Member, arising out of or incidental to any act performed or omitted to be performed by such Member, provided such Member acts in accordance with its duties and responsibilities hereunder and provided its acts or omissions are taken in good faith and within the scope of authority granted or reserved to such Member or Manager under this Agreement, and do not constitute fraud, gross negligence, or willful misconduct or a breach of this Agreement.

ARTICLE 10

FEES

10.1 Fees to Pintar. Pintar shall be entitled to receive certain fees from the Company as follows:

(a) Acquisition Fee. The Company will pay Pintar an acquisition fee (the “Pintar Acquisition Fee”) as compensation for services rendered in connection with the investigation, selection, and acquisition of Properties by the Company. The total Pintar Acquisition Fees shall equal [0.667]% of the Cost of Investment. Pintar shall submit an invoice to the Members following the closing of the acquisition of each Property or portfolio of Properties, accompanied by a computation of the Pintar Acquisition Fee applicable to such acquisition. The Pintar Acquisition Fee shall be paid at the closing of the transaction upon receipt of the invoice by the Members. The Pintar Acquisition Fee, combined with the acquisition fee received by Advisor (pursuant to Section 10.2), shall collectively equal 2.0% of the Cost of Investment.

(b) Asset Management Fee. The Company shall pay Pintar an asset management fee (the “Asset Management Fee”). The amount of the annual Asset Management Fee, if any, payable shall be based on the QDII Average Annual Return and the US L.P. Average Annual Return as of the end of each Accrual Period, as follows:

(i) No Asset Management Fee is payable if either of the QDII Average Annual Return or the US L.P. Average Annual Return for the Accrual Period is less than 2.0%; and

(ii) An Asset Management Fee equal to 1.0% of the NAV of the OPC REIT as of the end of the Accrual Period is payable if both the QDII Average Annual Return and the US L.P. Average Annual Return for such Accrual Period is equal to or greater than 2.0% (the “Return Hurdle”).

(c) Asset Management Catch-Up Fee. If, upon the dissolution and liquidation of the Company, (i) both the QDII Average Annual Return and the US L.P. Average Annual Return is equal to or greater than 5.0%, and (ii) Pintar has not been paid an annual Asset Management Fee for any calendar year due to a failure to satisfy the Return Hurdle for any Accrual Period, then Pintar will receive an additional asset management fee (the “Asset Management Catch-Up Fee”) equal to, for each calendar year during which Pintar did not receive an annual Asset Management Fee due to a failure to satisfy the Return Hurdle, [1.0]% of NAV of the OPC REIT, calculated as of liquidation of the Company.

(d) In the event that Pintar is removed as Managing Member for Cause pursuant to Section 9.9 or the Company is dissolved pursuant to Article 21, Pintar’s right to receive the Acquisition Fees, Asset Management Fees and Asset Management Catch-Up Fees pursuant to this Section 10.1 shall automatically terminate; provided, however, that Pintar will be entitled to receive, within thirty (30) days following any such removal, any earned but unpaid Acquisition Fees and Asset Management Fees to which it was entitled as of the date of such removal.

10.2 Acquisition Fee to Advisor. The Company will pay Advisor an acquisition fee (the “Advisor Acquisition Fee”) as compensation for services rendered in connection with the investigation, selection, and acquisition of Properties by the Company. The total Advisor Acquisition Fees shall equal [1.333]% of the Cost of Investment. Advisor shall submit an invoice to the Members following the closing of the acquisition of each Property or portfolio of Properties, accompanied by a computation of the Advisor Acquisition Fee applicable to such acquisition. The Advisor Acquisition Fee shall be paid at the closing of the transaction upon receipt of the invoice by the Members; provided, however, that payment of the Advisor Acquisition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of Advisor. Any such deferred Advisor Acquisition Fees shall be paid to Advisor without interest at such subsequent date as Advisor shall request. The Advisor Acquisition Fee, combined with the Pintar Acquisition Fee (pursuant to Section 10.1), shall collectively equal 2.0% of the Cost of Investment

ARTICLE 11

REPRESENTATIONS AND WARRANTIES OF OPC AND PINTAR

11.1 Representations and Warranties of OPC and Advisor. OPC hereby represents and warrants that, as of the Effective Date:

(a) OPC is a duly organized and validly existing limited partnership under the laws of the State of Delaware, duly qualified to do business in all states in which OPC is required to so qualify in order to legally perform its obligations hereunder, and has the requisite power and authority to enter into and perform the terms of this Agreement. Advisor is a duly organized and validly existing limited liability company under the laws of the State of Delaware, duly qualified to do business in all states in which Advisor is required to so qualify in order to legally perform its obligations hereunder, and has the requisite power and authority to enter into and perform the terms of this Agreement.

(b) All action required to be taken by OPC and Advisor to consummate this Agreement has been taken by OPC and Advisor and no further approval of any party is necessary in order to permit OPC or Advisor to consummate this Agreement.

(c) Neither the execution and delivery of, nor the performance of, this Agreement by OPC or Advisor, has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative, interfere with, or constitute a default under, or result in the creation of any lien, encumbrance or any other charge upon the Company or the Properties pursuant to, any charter, bylaw, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which OPC or Advisor is a party or by which OPC or Advisor is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of OPC or Advisor under this Agreement.

(d) There is no action, proceeding or investigation pending or, to OPC’s or Advisor’s actual knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to OPC or Advisor or which would materially and adversely affect the Company or the Properties.

(e) This Agreement has been duly executed by OPC and Advisor and is and will remain a valid and binding agreement of OPC and Advisor, enforceable in accordance with its terms, except as the enforceability hereof may be limited by laws affecting the rights and remedies of creditors generally and equitable principles of general application.

11.2 Representations and Warranties of Pintar. Pintar hereby represents and warrants that, as of the Effective Date:

(a) Pintar is a duly organized and validly existing limited liability company under the laws of the State of California, duly qualified to do business in all states in which Pintar is required to so qualify in order to legally perform its obligations hereunder, and has the requisite corporate power and authority to enter into and perform the terms of this Agreement.

(b) All action required to be taken by Pintar to consummate this Agreement has been taken by Pintar and no further approval of any party is necessary in order to permit Pintar to consummate this Agreement.

(c) Neither the execution and delivery of, nor the performance of, nor the compliance with, this Agreement has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative, interfere with, or constitute a default under, or result in the creation of any lien, encumbrance or any other charge upon the Company or the Properties pursuant to, any charter, bylaw, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which Pintar is a party or by which Pintar is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of Pintar under this Agreement.

(d) There is no action, proceeding or investigation pending or, to Pintar’s actual knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to Pintar or which would materially and adversely affect the Company or the Properties.

(e) This Agreement has been duly executed by Pintar and is and will remain a valid and binding agreement of Pintar, enforceable in accordance with its terms, except as the enforceability hereof may be limited by laws affecting the rights and remedies of creditors generally and equitable principles of general application.

(f) There are no judgments or decrees of any kind against Pintar unpaid or unsatisfied of record in any court of any city, county, state or of the United States; Pintar is not in the hands of a receiver and has not committed an act of bankruptcy and an order for relief has not been entered with respect to Pintar; there are no due and unpaid business license taxes of Pintar; and there are no due and unpaid income, property or sales taxes of Pintar that constitute a lien against the Properties or could, with the passage of time, constitute such a lien, except the lien of any such taxes which are not yet due and payable.

ARTICLE 12

BANKING

The funds of the Company shall be kept in one or more separate bank accounts in the name of the Company in such banks or other Federally-insured depositories as may be approved by the Members, or shall otherwise be invested in the name of the Company upon such terms and conditions as the Members may from time to time deem appropriate. All withdrawals from any such bank accounts or investments established by the Company hereunder shall be made on such signature or signatures as may from time to time be designated by the Members.

ARTICLE 13

ACCOUNTING; APPRAISAL [OPC IS REVIEWING AND WILL HAVE FURTHER COMMENTS]

13.1 Books of Account. The Managing Member shall maintain for the Company true and accurate books of account at such locations as may be designated by the Members, and each Member shall at all times have access thereto, upon reasonable prior notice and at all reasonable times.

13.2 Method of Accounting. The Company’s books of account shall be maintained, and its income, gains, losses and deductions shall be determined and accounted for using the accrual method of accounting in accordance with GAAP consistently applied. The financial statements of the Company shall be prepared in accordance with GAAP. In addition, the Company shall maintain books and records as required for federal income tax purposes, including for maintenance of Capital Accounts and allocation of income and loss and for tax reporting purposes as provided in Article 7.

13.3 Financial Statements and Reports; Valuation.3

(a) The Managing Member shall cause financial statements to be prepared and sent at Company expense to each Member not later than [90] days after the close of each Fiscal Year. The annual financial statements shall contain a balance sheet as of the end of the Fiscal Year, an income statement and statement of cash flows for the Fiscal Year and a statement of changes in Members’ equity for the Fiscal Year. The Managing Member shall also cause quarterly financial statements to be prepared and sent at Company expense to each Member not later than [45] days after the close of the first, second and third fiscal quarter of each Fiscal Year. All financial statements required by this Section shall be prepared and delivered in accordance with GAAP and in accordance with such other accounting standards and timing requirements as OPC may reasonably request.

(b) The Managing Member shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ federal and state income tax returns. The Company shall send or cause to be sent to each Member within 90 days after the end of each taxable year such information as is necessary to complete federal and state income tax returns, and a copy of the Company’s federal, state and local income tax or information returns for that year.

(c) The Managing Member shall also prepare and furnish to the Members copies of such other financial statements, budgets, asset management reports, plans and schedules as are from time to time reasonably requested by any other Member.

13.4 Income Tax Returns. All income tax returns of the Company shall be prepared by the accounting firm preparing the Company’s financial statements on an accrual basis, unless a different basis is required by the Members or by applicable law. Promptly after the close of each Fiscal Year, the Managing Member shall have prepared and delivered to each Member, at the expense of the Company, information with respect to the business transactions of the Company for such Fiscal Year in sufficient detail to enable each Member to prepare such Member’s Federal, state and local income tax returns in accordance with all then applicable laws, rules and regulations. The Managing Member shall also cause any Federal, state or local income tax returns to be prepared and submitted to the Members for review and Approval at least [30] days prior to the due date thereof (as the same may be extended), and following appropriate modifications and final approval thereof shall cause same to be properly filed.

13.5 Tax Matters Partner. [OPC] shall be the “Tax Matters Partner” for Code purposes and shall notify the Members of any audit or other matter which it is notified of, or becomes aware of; provided, however, that the Tax Matters Partner, unless approved by the Members, shall not have the right to (a) extend the statute of limitations or any period of limitations with respect to the Company in any matter; (b) agree to any settlement of any tax matter affecting the Company, (c) file any petition for judicial review, or any other judicial proceeding with respect to the Company in any matter; or (d) file any requests for administrative review or adjustment, or other administrative relief, on behalf of the Company, in any matter.

13.6 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on the 31st day of December of each year. The Company shall have the same Fiscal Year for income tax and accounting purposes.

ARTICLE 14

ADMISSION OF ADDITIONAL MEMBERS

Except as otherwise provided in Article 15 hereof, no additional Person shall be admitted to the Company as a Member without the unanimous Approval of the Members.

[3]	NTD: Discuss required financials and operating reports.

ARTICLE 15

TRANSFER OF MEMBERS’ INTERESTS

15.1 Transfers of Members’ Interests. Each of the Members hereby covenants and agrees that such Member will not at any time directly or indirectly sell, assign, transfer, mortgage, pledge, encumber, hypothecate or otherwise dispose of (each, a “Transfer”) all or any part of such Member’s interest (excluding, however, such Member’s right to distributions hereunder) in the Company to any Person, other than pursuant to the following provisions of this Section 15.1 or the applicable provisions of Articles 17 and 18 hereof, without first having obtained the Approval of any such proposed disposition from all other Members and having complied with all applicable Federal and state securities laws. Notwithstanding the foregoing, but subject to Section 15.3, all of the Membership Interests in the Company of Advisor may, without the consent of the other Members or any other party, be sold, assigned and transferred to any Affiliate of Advisor. In order to effectuate any assignment or transfer of a Membership Interest in the Company and the substitution or admission of a new Person as a Member in the Company, as permitted under this Section 15.1, such assignee or transferee shall accept in writing all of the applicable terms of this Agreement and shall execute any other instruments and agreements as the other Members may reasonably require and pay any expenses associated with such assignment or transfer. The remaining Members agree, at the transferring Member’s request, to join with the transferring Member and any such assignee or transferee in the execution of an amendment to this Agreement admitting such assignee or transferee as a Member. The foregoing procedure for effectuating transfers or assignments of interest in the Company and the substitution or admission as a Member of the Company of such transferees or assignees shall apply to all such transfers, substitutions and admissions.

15.2 Section 754 Election. In the event of a transfer of all or part of a Member’s interest in the Company, the Company shall elect, at the request of any existing Member or any person being admitted as a Member, to adjust the basis of the Company’s assets pursuant to section 754 of the Code or the corresponding provision of state or local law. In the case of a newly-admitted Member, the election shall be filed by the Company as constituted prior to such admission. The transferee of the Membership Interest shall pay all costs of preparing and filing such election and for any increased accounting costs thereafter attributable to such election.

15.3 Tax Matters. Notwithstanding anything to the contrary in this Agreement, no Transfer of any Membership Interests shall be permitted unless:

(a) the transferring Member and the transferee Member each provide a certificate to the effect that (x) the proposed Transfer will not be effected on or through (A) a U.S. national, regional or local securities exchange, (B) a foreign securities exchange or (C) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers (including, without limitation, the NASDAQ) and (y) it is not, and its proposed transfer will not be made by, through or on behalf of, (A) a person, such as a broker or a dealer, making a market in interests in the Company or (B) a person who makes available to the public bid or offer quotes with respect to interests in the Company; and

(b) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations section 1.7704-1.

ARTICLE 16

WITHDRAWALS

Each of the Members does hereby covenant and agree that such Member will not withdraw or retire from the Company except as the result of a permitted transfer of such Member’s entire interest in the Company pursuant to Article 15, 17 and 18 hereof, and that such Member will otherwise carry out such Member’s duties and responsibilities hereunder until the Company is dissolved and liquidated pursuant to Article 21 hereof. Any Member’s breach of the covenant provided in this Article 16 shall entitle the Company and each other Member to such remedies as may be expressly provided in this Agreement, in addition to such other remedies at law or in equity which may exist, regardless of whether same are expressly provided herein.

ARTICLE 17

DISABLING EVENT

In the event that a Member suffers a Disabling Event, such Disabling Event shall not dissolve the Company, and in the event that the Disabled Member’s economic interest in the Company passes to a successor-in-interest of such Disabled Member, such successor-in-interest shall succeed to the Disabled Member’s entire economic interest in the Company and shall have the same percentage interest in the Company, the same obligations, if any, with respect to contributions to the capital of the Company and with respect to any applicable guaranty of obligations of the Company, the same rights in and to all distributions made by the Company, in liquidation or otherwise, and the same share of the Company’s Net Profit, Net Loss and specially-allocated items for both financial accounting and income tax purposes as the Disabled Member had with respect to such Disabled Member’s interest in the Company; provided, however, that such successor-in-interest shall not have any right to participate in the voting of the Members or to any other voice or vote in the management of the Company, or to ever become a Member, and, notwithstanding such succession, the Disabled Member shall remain a nominal Member hereunder for purposes of determining compliance with the terms of this Agreement and the exercise of rights and remedies hereunder by the remaining Members, but with the agreement that said successor-in-interest shall, to the extent possible, be entitled to substitute its performance hereunder for that of the Disabled Member. In the event of discretionary admission to the Company of such Disabled Member’s successor-in-interest, such successor shall promptly, upon demand of the Company, execute and deliver to the Company, and does hereby irrevocably constitute and appoint each of the Members as such successor’s true and lawful attorney-in-fact to execute and to deliver to the Company for and on such successor’s behalf, all documents that may be necessary or appropriate, in the opinion of counsel for the Company, to reflect such successor’s admission to the Company as a Member and such successor’s agreement to be bound by all of the terms and conditions of this Agreement.

ARTICLE 18

PURCHASE OPTION

18.1 Purchase Option. In the event that Pintar is removed as Managing Member for Cause, either OPC or Advisor may institute the following procedure (the “Purchase Procedure”) by giving a written notice (the “Purchase Notice”) to Pintar, provided that the Offeror (as defined below) is not then, or is not then deemed to be, in default under this Agreement. OPC or Advisor, in giving a Purchase Notice, are referred to herein as the “Offeror” and the “Purchasing Party.” For the purposes of this Article 18, the Purchasing Party shall be entitled to direct the transfer of Pintar’s Membership Interests to one or more Affiliates and/or one or more third parties for the purpose of maintaining the Company’s existence. The Purchase Notice shall constitute an irrevocable and binding offer by the Offeror to purchase Pintar’s entire interest in the Company for an amount in cash (U.S.) equal to the unreturned Capital Contributions of Pintar (the “Purchase Price”).

18.2 Agreement To Sell. Upon receipt of a Purchase Notice, Pintar hereby agrees to sell its entire Membership Interest in the Company to the Purchasing Party for the Purchase Price.

18.3 Closing. Effective as of the Purchase Closing Date (as hereinafter defined), Pintar shall cease to be a Member of the Company and the provisions of this Section 18.3 shall apply. On the Purchase Closing Date, the Company and the Purchasing Party shall assume Pintar’s share of Company liabilities arising on or after the Purchase Closing Date, and Pintar shall have no further obligations with respect to the Company and shall, for the avoidance of doubt, without requirement of further action by the Company, be divested of all authority to act on behalf of the Company. Subsequent to the Purchase Closing Date, Pintar shall have no further interest in the Company’s capital, profits, losses, gains or distributions, including rights to payment of the Promote pursuant to Section 8.1(b), and the Purchasing Party shall assume all obligations and liabilities of Pintar under this Agreement arising from and after the Purchase Closing Date. From and after the Purchase Closing Date, the Purchasing Party shall indemnify, defend and hold Pintar harmless from and against all claims, actions, damages, costs, expenses (including, without limitation, court costs and attorneys’ fees), and liabilities of, or relating to, the Company or the Properties, which arise from acts or omissions occurring from and after the Purchase Closing Date, except for any negligence, willful misconduct, or fraud of Pintar. Within thirty (30) days of the date of the Purchase Notice (the “Purchase Closing Date”), the Purchase Price shall be paid to Pintar by cash or wire transfer of immediately available funds, and the Members shall execute and deliver amendments to this Agreement and any statement with regard to the Company filed in any public records, reflecting the withdrawal of Pintar from the Company as of the Purchase Closing Date.

ARTICLE 19

RIGHT OF FIRST REFUSAL; EXCLUSIVITY

19.1 Right of First Refusal.

(a) Subject to the terms of this Article 19, Pintar hereby unconditionally and irrevocably grants to the Company an exclusive and ongoing right of first refusal (the “ROFR”) with respect to potential investments in single-family residences or portfolios thereof sourced or identified by Pintar or its Affiliates located in Southern California, Nevada or Arizona and which otherwise meet the Company’s investment criteria (a “Qualifying Investment”). Pintar shall not (i) acquire or enter into any option, contract or other agreement to so acquire all or any portion of or interest in, or (ii) market the Qualifying Investment to or otherwise provide any third party with an opportunity to acquire all or any portion of or interest in, a Qualifying Investment without first complying with the terms of this Article 19.

(b) The Advisor shall have [thirty (30)] days after receipt of the notice of a Qualifying Investment from Pintar to deliver a written notice to Pintar indicating whether the Company will elect to pursue the Qualifying Investment or reject the opportunity and not exercise the ROFR (an “Election Notice’).

(c) If the Company delivers an Election Notice electing to exercise the ROFR, then, for a period commencing upon Pintar’s receipt of such Election Notice and ending upon the earlier of (i) the date that the Company enters into a legally binding written agreement to acquire the Qualifying Investment, or (ii) the date that the Company delivers written notice to Pintar of its abandonment of the Qualifying Investment (the “Negotiation Period”), Pintar agrees not to, directly or indirectly, (i) acquire or enter into any option, contract or other agreement to acquire all or any portion of or interest in, or (ii) market the Qualifying Investment to or otherwise provide any third party with information respect to or an opportunity to acquire all or any portion of or interest in, the Qualifying Investment; provided, however, that the Negotiation Period shall be deemed to automatically terminate if the Company has not entered into a legally binding written agreement or letter of intent with respect to the Qualifying Investment within [180] days following Pintar’s receipt of such Election Notice.

(d) If the Company fails to deliver an Election Notice or delivers an Election Notice electing not to exercise the ROFR with respect to a Qualifying Investment, then Pintar may proceed to acquire the Qualifying Investment or market the Qualifying Investment to any third party, in which case the Company shall have no further rights with respect to such Qualifying Investment.

19.2 Exclusivity. During the term of this Agreement, neither OPC, the Advisor of their respective Affiliates (collectively, “OPC Parties”) will enter into any joint venture, partnership, contract, engagement or other legally binding agreement or arrangement with any other party (such party, an “Operating Partner”) pursuant to which such Operating Partner will source or identify investments in single-family residences for any OPC Party, or partner with any OPC Party with respect to the acquisition or ownership of single-family residences, in Southern California, Nevada or Arizona. Notwithstanding the foregoing, the exclusivity provision of this Section 19.2 will terminate and be of no further force and effect immediately upon (i) the removal of Pintar as the Managing Member by the Company for Cause or (ii) the dissolution of the Company.

ARTICLE 20

DISSOLUTION AND LIQUIDATION; SALE OF ASSETS

20.1 Dissolving Events. The Members agree that Company shall be dissolved, liquidated and terminated in the manner hereinafter provided upon the happening of any of the following events:

(a) the agreement of the Members to dissolve the Company;

(b) a decree of judicial dissolution;

(c) the Bankruptcy of the Company; or

(d) the sale of all the Properties and all other assets or properties of the Company.

20.2 Method of Liquidation. Upon the happening of any of the events specified in Section 20.1 hereof which require the Company to be dissolved and liquidated and the failure to continue the business of the Company as provided therein, the Managing Member will commence as promptly as practicable to wind up the Company’s affairs in accordance with the Delaware Act, unless the Members determine that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined to be appropriate; provided, however, that any distributions to Members will be made in accordance with this Section 20.2. The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company, and any Company assets that are not sold in connection with the liquidation, unless otherwise required by the Delaware Limited Liability Company Act, will be applied in the following order of priority:

(a) to the payment of the debts and liabilities incurred by or on behalf of the Company (other than the Capital Accounts of the Members), including the payment of any earned but unpaid fees payable pursuant to Article 10, and to the expenses of liquidation in the order of priority as provided by law; then

(b) to the establishment of any reserves deemed reasonably necessary by the Members for the payment of any contingent or unforeseen liabilities or obligations of the Company and, at the expiration of such period as the Members reasonably deems advisable, the balance of such reserves shall be applied and distributed in the manner hereinafter provided in this Section 20.2; then

(c) to the Members as set forth in accordance with Section 8.1(a) and 8.1(b).

20.3 Reasonable Time for Liquidating. A reasonable time shall be allowed for the orderly liquidation of the Company’s assets pursuant to Section 20.2 hereof in order to reduce the risk of losses which might be attendant upon such liquidation.

20.4 Date of Termination. The Company shall be terminated when all of its assets shall have been applied and distributed in accordance with the provisions of Section 20.2 hereof. The establishment of any reserves in accordance with the provisions of Section 20.2 hereof shall not have the effect of extending the duration of the Company, but any such reserves shall be distributed in the manner provided in Section 20.2 hereof upon expiration of the period of such reserve.

20.5 REIT Liquidity Event. Notwithstanding anything herein to the contrary, the Members acknowledge and agree that (a) OPC REIT’s board of directors will consider alternatives for providing liquidity to OPC REIT’s stockholders in the future (a “REIT Liquidity Event”), which REIT Liquidity Event may include (i) the sale of OPC REIT’s portfolio of single-family properties, or (ii) the retail sale of OPC REIT’s portfolio of single-family properties, (b) if no Liquidity Event is imminent at the time, OPC REIT must commence an appropriate REIT Liquidity Event or combination of REIT Liquidity Events no later than the 37th calendar month following the commencement of the survival term of the QDII (as such date is established in the AMA) in order to ensure that a REIT Liquidity Event has been completed by the termination of the four year survival term of the QDII (assuming the extension of the initial three-year term of the QDII for an additional calendar year), and (c) any such REIT Liquidity Event must occur at least one calendar month in advance of the termination and liquidation of the QDII. The Members further acknowledge and agree that if necessary the Company will commence the sale of the Properties, at such time and in such fashion as is necessary, in order to permit OPC REIT to commence an appropriate REIT Liquidity Event or combination of REIT Liquidity Events at the appropriate time, and agree to take such action as is necessary in furtherance of that requirement, including voting in favor of or consenting to any such sale of the Properties.

ARTICLE 21

GENERAL PROVISIONS

21.1 Waiver of Right of Partition. Each of the Members does hereby agree to and does hereby waive any right such Member may otherwise have to cause any of the Company’s assets to be partitioned among the Members or to file any complaint or to institute any proceeding at law or in equity seeking to have any such assets partitioned.

21.2 Notices. Each notice, demand, request, election or other communication (a “Notice”) provided for under this Agreement must comply with the requirements of this Section 21.2. Each Notice shall be in writing and shall be effective only upon receipt or refusal of receipt and the time period in which a response to any Notice must be given or any action taken with respect thereto shall commence to run from the date of actual receipt of the Notice or refusal of receipt by the addressee thereof. Any Notice shall be sent with all charges prepaid by depositing it with the U.S. Postal Service or any official successor thereto, certified or registered mail, return receipt requested, or by a nationally-recognized overnight courier service that obtains receipts. Any Notice shall be addressed to the appropriate party (and marked to a particular individual’s attention, if so indicated) as hereinafter provided. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the Notice sent. Any Party shall have the right from time to time to change the address or individual’s attention to which Notices to it shall be sent and to specify up to two additional addresses, to which copies of Notices to it shall be sent by giving to the other Parties at least ten days prior notice thereof. Notices on behalf of any Party may be sent by such Party’s attorney. The addresses of the parties are as follows:

OPC:	OPC Residential Properties, L.P.
10250 Constellation Boulevard, Suite 2770
Los Angeles, California 90067
Attention: Charles P. Toppino
Telephone: (310) 728-1201
Facsimile: [—]

Advisor:	OPC REIT Manager, LLC
10250 Constellation Boulevard, Suite 2770
Los Angeles, California 90067
Attention: Charles P. Toppino
Telephone: (310) 728-1201
Facsimile: [—]

with a copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Rosemarie A. Thurston
Telephone: (404) 881-7000
Facsimile: (404) 881-7777

Pintar:	Pintar Investment Company, LLC
27372 Calle Arroyo
San Juan Capistrano, California 92675
Attention: Jeff Pintar
Telephone: (949) 276-4166
Facsimile: (949) 276-4169

with a copy to:	[—]
[—]
[—]
Attention: [—]
Telephone: [—]
Facsimile: [—]

21.3 Amendments. No amendments or modifications to this Agreement shall be valid or binding upon the Members, nor shall any waiver of any term or condition hereof, unless such amendment, modification or waiver shall be in writing and signed by all of the Members.

21.4 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Members, their legal representatives, permitted transferees, heirs, successors and permitted assigns.

21.5 Counterparts. For the convenience of the Members, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same instrument.

21.6 Construction. This Agreement shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Delaware, without reference to conflicts of laws or choice of laws provisions thereof. The titles of the Articles and Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

21.7 Sections and Article References. References herein to specific sections or Articles shall be deemed to refer to Sections or Articles of this Agreement, unless otherwise provided.

21.8 Brokerage. Each of the Members represents to the others that it has not retained or been approached by any other broker, finder, agent or the like in connection with the transactions contemplated by this Agreement or the negotiations thereof. Each Member shall indemnify and hold the other Members harmless from and against all losses, liabilities, claims, damages and expenses, including, without limitation, court costs and reasonable attorneys’ fees, arising out of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby insofar as any such claim arises by reason of services alleged to have been rendered to or at the request of such indemnifying party.

21.9 No Payments of Individual Obligations. The Members shall use the Company’s credit and assets solely for the benefit of the Company. No assets of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

21.10 Time of Essence. Time is of the essence of this Agreement and each and every provision hereof.

21.11 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

21.12 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

21.13 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

21.14 No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and permitted assigns, subject to the express provisions hereof relating to successors and assigns, and no other person whatsoever shall have any right, interest, or claim hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

21.15 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Members with respect to the subject matter hereof. This Agreement supersedes all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the Members has caused this Agreement to be executed under seal by its duly authorized signatory, effective as of the date first set forth above.

OPC:

OPC RESIDENTIAL PROPERTIES, L.P., a Delaware partnership

By:	OPC Residential Properties Trust, Inc., its general partner

By:
	Name:	Charles Toppino
	Title:	President

ADVISOR:

OPC REIT MANAGEMENT, LLC, a Delaware limited liability company

By:
Name:
Title:

PINTAR:

PINTAR INVESTMENT COMPANY, LLC, a California limited liability company

By:
Name:
Title:

SCHEDULE A

OPC-PINTAR RESIDENTIAL PROPERTIES, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Members’ Names and Addresses	Initial Capital Contribution		Membership Interest
OPC Residential Properties, L.P. 10250 Constellation Boulevard, Suite 2770 Los Angeles, California 90067 Attention: Charles P. Toppino Telephone: (310) 728-1201	$		98%

Pintar Investment Company, LLC 27372 Calle Arroyo San Juan Capistrano, California 92675 Attention: Jeff Pintar Telephone: (949) 276-4166	$		2.0%

OPC REIT Management, LLC 10250 Constellation Boulevard, Suite 2770 Los Angeles, California 90067 Attention: Charles P. Toppino Telephone: (310) 728-1201		$-0-	0%

SCHEDULE B

APPROVED INVESTMENT MATRIX FOR THE ACQUISITION PROGRAM

SCHEDULE C

INSURANCE REQUIREMENTS AND SPECIFICATIONS